CAPRIOTTI'S SANDWICH SHOP, INC.

AMENDMENT TO AREA DEVELOPMENT AGREEMENT

This AMENDMENT TO AREA DEVELOPMENT AGREEMENT ("Amendment") is entered into and deemed effective this 4th day of Dec, 2014 (the "Effective Date") by and between CAPRIOTTI'S SANDWICH SHOP, INC., a Nevada corporation, having its principal place of business at 6056 South Durango Drive, Suite 100, Las Vegas, Nevada 89113 ("Franchisor"), KCI INVESTMENTS, LLC, a Nevada limited liability company, having its principal place of business at 528 S. Eighth Street, Las Vegas, Nevada 89101 ("KCI Investments"), DIXI FOODS INTERNATIONAL, LLC, a Florida corporation, having its principal place of business in Williston, Florida ("Dixi"), and KENNETH M. ANTOS, a resident of Nevada ("Guarantor"). KCI Investments and Dixi are referred to together in this Amendment as the "Developer".

WITNESSETH:

WHEREAS, Franchisor and KCI Investments are parties to an area development agreement dated November 3, 2010 ("Area Development Agreement"), as amended by an Addendum to the Area Development Agreement also dated November 3, 2010 (the "Addendum"), for a Designated Territory that includes the Counties of Collin, Dallas, Denton and Tarrant in the State of Texas;

WHEREAS, Dixi has acquired KCI Investments, and KCI Investments and Dixi are consequently referred to together in this Amendment as the Developer;

WHEREAS, Guarantor has personally guaranteed the Developer's performance of its obligations under the Area Development Agreement;

WHEREAS, Developer has not met its obligations to develop, open and continue to operate in the Designated Territory the number of Franchised Restaurants specified in the Development Schedule on Exhibit B to the Area Development Agreement; and

WHEREAS, the parties wish to amend the Development Schedule, and certain terms and conditions of the Area Development Agreement, in accordance with the provisions of this Amendment.

NOW, THEREFORE, in consideration of the amount of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties, the parties agree as follows:

1. Construction. Any capitalized term not defined herein will have the meaning set forth in the Area Development Agreement. The terms of this Amendment will prevail over any inconsistent terms found in the Area Development Agreement.

2. New Development Schedule. The original Development Schedule, which is described in Exhibit B of the Area Development Agreement, is deleted in its entirety and

replaced with the Attachment 1 to this Amendment entitled "Amended Exhibit B to Area Development Agreement: Development Schedule."

3. Description of Territory. Developer's Designated Territory shall no longer include the Counties of Collin, Denton and Tarrant in the State of Texas. The original Description of Territory, which appears in Exhibit A of the Area Development Agreement, is deleted in its entirety and replaced with the following as the "Designated Territory" granted in Section 1.1 of the Area Development Agreement: The County of Dallas in the State of Texas.

4. Developer's Rights in Designated Territory. Because Developer has not met its obligations under the original Development Schedule, the first sentence of Section 1.4 of the Area Development Agreement is amended to provide that Developer no longer retains any exclusive rights with respect to development of CAPRIOTTI'S SANDWICH SHOP restaurants in the Designated Territory, and Franchisor shall have the right to establish, to license to anyone the right to establish, and to grant area development rights to the development of, any CAPRIOTTI'S SANDWICH SHOP restaurant in the Designated Territory at any time hereafter. Franchisor (and any parent, subsidiary or affiliates of Franchisor) continues to reserve all other rights specified in Section 1.4(a)-(e) of the Area Development Agreement. If Franchisor enters into an area development agreement or other agreement granting exclusive rights to any third party to develop or franchise one or more CAPRIOTTI'S SANDWICH SHOP restaurants in a portion of the Designated Territory, upon written notice from Franchisor to Developer, Developer shall cease to have any rights to develop restaurants within the portion of the Designated Territory granted to such third party but may continue to develop restaurants in the remaining portion of the Designated Territory not granted to such third party. If Franchisor enters into an area development agreement or other agreement granting exclusive rights in all or substantially all of the Designated Territory to any third party to develop or franchise one or more CAPRIOTTI'S SANDWICH SHOP restaurants, the Area Development Agreement shall terminate at Franchisor's option as provided in Section 7 of this Amendment.

5. Development Fee. Notwithstanding anything to the contrary in Section 2 of the Area Development Agreement, the Franchisor and Developer agree that:

(a) the total Development Fee remitted to date to Franchisor has been fully earned by Franchisor, is nonrefundable and, except as provided in Section 5(c) below, is hereby forfeited to Franchisor by Developer;

(b) except as already remitted, Developer shall have no further obligation to make remissions of Development Fee amounts as provided in the Addendum; and

(c) except with respect to the five (5) Franchised Restaurants that Developer will open in the Designated Territory in accordance with the amended Development Schedule:

(i) Developer forfeits any credits applicable to the initial franchise fee with respect to the development of any CAPRIOTTI'S SANDWICH SHOP after the Effective Date; and

(ii) Developer waives all rights in Section 2 to pay only the balance of the initial franchise fee upon execution of the applicable individual Franchise Agreement.

The parties acknowledge that the aggregate amount of credits applicable to the initial franchise fees payable for the next five (5) Franchised Restaurants opened by Developer is $50,000, which represents a $10,000 credit available for each Franchised Restaurant opened after the Effective Date of this Amendment.

6. Royalty Fee. The third to the last paragraph of the Addendum to the Area Development Agreement is amended to provide that the royalty fee ("Royalty Fee") for each Franchised Restaurant to be developed pursuant to the Area Development Agreement is six percent (6%) of the Gross Sales as defined in Section 4.2 of the Franchise Agreement; provided that, if Developer fails to develop Franchised Restaurants pursuant to the Area Development Agreement and according to the amended Development Schedule, the Royalty Fee on all operating Franchised Restaurants developed under the Area Development shall, at the option of the Franchisor, rise to seven and one-half percent (7.5 %) of Gross Sales for the remainder of the terms of their respective Franchise Agreements.

7. Additional Termination Rights.

(a) Section 7.3(v) of the Area Development Agreement is deleted in its entirety and amended to read as follows: "(v) fails to comply with the terms and conditions of any other area development agreement with Franchisor, any individual franchise agreement with Franchisor, or any other agreement to which Developer and Franchisor are parties,".

(b) Section 7 of the Area Development Agreement is further amended to provide that, in addition to the termination rights specified in Section 7, Franchisor shall have the additional right to terminate the Area Development Agreement immediately upon written notice from Franchisor to Developer if Franchisor enters into an area development agreement or other agreement granting exclusive rights in all or substantially all of the Designated Territory to any third party to develop or franchise one or more CAPRIOTTI'S SANDWICH SHOP restaurants. Upon termination as specified in this Section 7(b) of the Amendment, Developer shall be bound by all post-termination obligations specified in the Area Development Agreement, including the provisions of Sections 7.4 and 7.5 of the Area Development Agreement.

8. Release. Developer, Guarantor and each of their respective successors, assigns, affiliates, officers, directors, shareholders, members, managers, employees and agents (the "Developer Releasing Parties") release and forever discharge Franchisor and its affiliates and each of their successors, assigns, officers, directors, shareholders, members, managers, employees and agents (the "Franchisor Parties"), of and from any claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action of every nature, whether known or unknown, vested or contingent, which the Developer Releasing Parties may now or in the future own or hold arising prior to and including the Effective Date against any one or more of the Franchisor Parties for any matter, fact, or thing, including without limitation, any claims arising out of or relating to the Area Development Agreement, any franchise agreement or other area development agreement with Franchisor, the operation of a CAPRIOTTI'S SANDWICH SHOP Franchised Restaurant, or any other agreement with Franchisor or its affiliates, from the beginning of time to the Effective Date.

9. Reaffirmation by Guarantor. Guarantor reaffirms all of his obligations under the Developer's Guaranty Agreement executed in connection with the Area Development Agreement, as amended by Addendum and this Amendment.

10. Miscellaneous. This Amendment represents the entire agreement between the parties respecting the subject matter hereof. No amendment will be binding unless in writing and signed by the party against whom enforcement is sought. Except as amended by this Amendment, the Area Development Agreement as amended by the Addendum shall remain in full force and effect in accordance with its provisions. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and same Amendment.

(Signatures appear on next page.)

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

FRANCHISOR:

CAPRIOTTI'S SANDWICH SHOP, INC.

By: ______________________

Its: CEO

DEVELOPER:

KCI INVESTMENTS, LLC

By: ______________________

Its: ______________________

GUARANTOR:

____

Kenneth M. Antos, Individually

DIXI FOODS INTERNATIONAL, INC.

By: ______________________

Its: CEO

ATTACHMENT 1

AMENDED EXHIBIT B

TO AREA DEVELOPMENT AGREEMENT:

DEVELOPMENT SCHEDULE

Site Acceptance Date	**Opening Date**	**Cumulative Number of Franchised Restaurants To Be Open and Operating On the Opening Date**
N/A	N/A	4 Franchised Restaurants Already Open and Operating Prior to Effective Date
September 30, 2015	December 31, 2015	5
September 30, 2016	December 31, 2016	6
September 30, 2017	December 31, 2017	7
September 30, 2018	December 31, 2018	8
September 30, 2019	December 31, 2019	9

GP:3801181 v4